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                                                                    Exhibit 23.1



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Wright Medical Group, Inc.
Arlington, Tennessee

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 26, 1999, relating to the consolidated financial statements of Wright Medical Technologies, Inc., which is contained in that Prospectus, and of our report dated April 26, 1999, relating to the schedule listed under Item 16(b) for the year ended December 31, 1998.

We also consent to the reference to us under the captions "Experts" and "Selected Financial Data" in the Prospectus.

/s/ BDO SEIDMAN, LLP
--------------------
BDO SEIDMAN, LLP
Memphis, Tennessee

April 26, 2001